As filed with the Securities and Exchange Commission on October 15, 2020

Registration Nos. 333-158828

333-180483

333-183148

333-190528

333-201025

333-204904

333-218215

333-231614

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-158828

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-180483

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-183148

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-190528

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-201025

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-204904

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-218215

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-231614

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Rosetta Stone Inc.

(Exact name of registrant as specified in its charter)

Delaware	043837082
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1621 North Kent Street, Suite 1200,

Arlington, Virginia 22209

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (703) 387-5800

Rosetta Stone Inc. 2006 Incentive Option Plan

Rosetta Stone Inc. 2009 Omnibus Incentive Plan

Rosetta Stone Inc. 2019 Omnibus Incentive Plan

(Full titles of plans)

Barbara Benson

Chief Financial Officer and Treasurer

Rosetta Stone Inc.

1621 North Kent Street, Suite 1200,

Arlington, Virginia 22209

(703) 387-5800

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Richard A. Presutti Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 (212) 756-2000	Lillian Tsu Tiffany Posil Hogan Lovells US LLP 390 Madison Avenue New York, NY 10017 (212) 918-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) are being filed by Rosetta Stone Inc., a Delaware corporation (the “Registrant”), to withdraw and remove from registration all shares of the Registrant’s common stock, $0.00005 par value per share (the “Shares”), remaining unissued and unsold under the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•   Registration Statement No. 333-158828, filed on April 28, 2009, registering (i) 1,714,362 of the Registrant’s Shares, which were initially issued pursuant to the Rosetta Stone Inc. 2006 Incentive Option Plan, (ii) 342,214 of the Registrant’s Shares, which were initially issued pursuant to the Rosetta Stone Inc. 2009 Omnibus Incentive Plan, and (iii) the offer and sale of 2,095,530 of the Registrant’s Shares, issuable pursuant to the Rosetta Stone Inc. 2009 Omnibus Incentive Plan;

•   Registration Statement No. 333-180483, filed on March 30, 2012, registering the offer and sale of an additional 1,000,000 of the Registrant’s Shares, issuable pursuant to the Rosetta Stone Inc. 2009 Omnibus Incentive Plan (Amended and Restated Effective May 26, 2011);

•   Registration Statement No. 333-183148, filed on August 8, 2012, registering the offer and sale of an additional 1,122,930 of the Registrant’s Shares, issuable pursuant to the Rosetta Stone Inc. 2009 Omnibus Incentive Plan (Amended and Restated Effective May 23, 2012);

•   Registration Statement No. 333-190528, filed on August 9, 2013, registering the offer and sale of an additional 2,317,000 of the Registrant’s Shares, issuable pursuant to the Rosetta Stone Inc. 2009 Omnibus Incentive Plan (Amended and Restated Effective February 21, 2013);

•   Registration Statement No. 333-201025, filed on December 17, 2014, registering the offer and sale of an additional 500,000 of the Registrant’s Shares, issuable pursuant to the Rosetta Stone Inc. 2009 Omnibus Incentive Plan (Amended and Restated Effective February 13, 2014);

•   Registration Statement No. 333-204904, filed on June 12, 2015, registering the offer and sale of an additional 1,200,000 of the Registrant’s Shares, issuable pursuant to the Rosetta Stone Inc. 2009 Omnibus Incentive Plan (Amended and Restated Effective June 12, 2015);

•   Registration Statement No. 333-218215, filed on May 24, 2017, registering the offer and sale of an additional 1,900,000 of the Registrant’s Shares, issuable pursuant to the Rosetta Stone Inc. 2009 Omnibus Incentive Plan (Amended and Restated Effective May 19, 2017); and

•   Registration Statement No. 333-231614, filed on May 20, 2019, registering the offer and sale of 2,350,000 of the Registrant’s Shares, issuable pursuant to the Rosetta Stone Inc. 2019 Omnibus Incentive Plan.

On October 15, 2020, pursuant to the terms of the Agreement and Plan of Merger, dated as of August 29, 2020, by and among the Registrant, Cambium Holding Corp., a Delaware corporation (“Parent”), and Empower Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly-owned subsidiary of Parent. As a result of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Shares registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the Shares registered but unsold under the Registration Statement as of the date hereof, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

In addition, on October 15, 2020, the New York Stock Exchange filed a Form 25 to delist the Registrant’s Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 15, 2020.

ROSETTA STONE INC.

By:	/s/ Barbara Benson
	Name:	Barbara Benson
	Title:	Chief Financial Officer and Treasurer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.